Exhibit (g)(3)

SCRIPT
To be used by MacKenzie Partners, Inc., proxy solicitation agent, in connection with the proposed acquisition by Advanced Semiconductor Engineering, Inc., referred to as ASE Inc., of the outstanding ordinary shares of ASE Test Limited, referred to as ASE Test, other than those held by ASE Inc. and its subsidiaries, in a “going private” transaction by way of a scheme of arrangement under Singapore law, referred to as the scheme.

INTRODUCTION:

Before the Scheme Document is Finalized:

Mackenzie will not call ASE Test shareholders.  If any ASE Test shareholder calls Mackenzie, Mackenzie may answer only the questions below under the heading “QUESTIONS BEFORE THE SCHEME DOCUMENT IS FINALIZED”.

After the Scheme Document is Finalized and Mailed to Shareholders:

An introduction is made identifying the caller, who he/she works for and his/her relationship as the proxy solicitor for ASE Inc. in relation to the upcoming ASE Test court meeting.

The caller confirms that he/she is speaking with the shareholder and then confirms that the shareholder has received and read the scheme document.  If the shareholder has not received the scheme document, the caller confirms the shareholder’s address and post code and mails a copy of the scheme document to the shareholder.  The caller may also confirm the caller’s email address and send the shareholder a copy of the scheme document in PDF form through an email.  The caller will then attempt to schedule a time to call back.

If the shareholder has received the scheme document, but has failed to read them, the caller urges him/her to do so and attempts to schedule a time to call back.

If the shareholder has any questions, even if he/she has not received or read the scheme document, the caller may answer from the Q&A below, but urges the shareholder to read the scheme document AND TO VOTE.

QUESTIONS BEFORE THE SCHEME DOCUMENT IS FINALIZED:

WHAT ARE THE FORESEEABLE ACTIONS AND APPROVALS REQUIRED FROM THE INITIAL 13E-3 FILING UNTIL THE SCHEME BECOMES EFFECTIVE?

The Schedule 13E-3 filing, to which the scheme document forms a part, is subject to review and possible comments by the U.S. Securities and Exchange Commission, referred to as the SEC, and ASE Inc. and ASE Test may amend the Schedule 13E-3 and the scheme document in response to the comments by the SEC.  After the Schedule 13E-3 filing has been through the SEC process, an application will be made to the High Court of Singapore, referred to as the court, to convene a meeting of ASE Test shareholders, referred to as the court meeting.  The scheme document containing important information regarding the scheme and the court meeting will be finalized after the court has ordered that the court meeting be convened and will then be mailed to ASE Test shareholders.  The scheme is subject to the approval of ASE Test shareholders at the court meeting (please see below regarding the quorum of the court meeting and votes required to approve the scheme).  If the scheme is approved by the requisite majority of ASE Test shareholders and all other conditions are met, an application will be made to the court to sanction the scheme.  After that, ASE Test will announce the books closure date, which is the reference date for determining which ASE Test shareholders are entitled to receive the scheme consideration.  The scheme will become effective when a copy of the court order sanctioning the scheme is duly lodged with the Singapore Accounting and Corporate Regulatory Authority, referred to the ACRA.

WHEN IS THE COURT MEETING LIKELY TO BE HELD?

The date of the court meeting has not been determined.  An application will be made to the court to convene the court meeting after the Schedule 13E-3, to which the scheme document forms a part, has been through the SEC process.

QUESTIONS AFTER THE SCHEME DOCUMENT IS FINALIZED AND MAILED TO SHAREHOLDERS:

WHEN AND WHERE IS THE MEETING?

The court meeting to vote on the scheme will be held at [address] on [time and date].

WHY IS THE COURT CONVENING THIS MEETING?

By proposing that the acquisition by ASE Inc. of the outstanding ASE Test ordinary shares held by ASE Test shareholders (other than ASE Inc. and its subsidiaries) be implemented through a scheme of arrangement, the unaffiliated ASE Test shareholders are provided with the opportunity to decide at the court meeting whether they consider the scheme to be in their best interests.  The unaffiliated ASE Test shareholders are ASE Test shareholders other than ASE Inc. and its affiliates.

The court is directing that this meeting be convened for the purpose of allowing ASE Test shareholders to vote on the resolution approving and adopting the proposed acquisition by ASE Inc. of all the outstanding ordinary shares of ASE Test other than those held by ASE Inc. and its subsidiaries, in a “going private” transaction.

WHAT IS THE SCHEME?

On September 4, 2007, ASE Inc. and ASE Test entered into a scheme implementation agreement pursuant to which ASE Inc. would acquire all the outstanding ASE Test ordinary shares held by all ASE Test shareholders (other than ASE Inc. and its subsidiaries) by way of a scheme of arrangement under Singapore law. The scheme is a court-supervised process under Section 210 of the Companies Act, Chapter 50 of Singapore, in which a company proposes a transaction to its shareholders which is binding on all shareholders, if it is approved and adopted by the requisite statutory majority of shareholders, and is sanctioned by the court and becomes effective.

WHAT IS THE SCHEME CONSIDERATION?  HOW MUCH DO I GET?

Upon the effectiveness of the scheme, ASE Test shareholders (other than ASE Inc. and its subsidiaries) of record as of the books closure date will be entitled to receive the following scheme consideration (net of applicable withholding tax, if any, and subject to reduction to the extent any dividend or other distribution is made or paid to ASE Test shareholders on or prior to the effectiveness of the scheme):

(i)	for each ASE Test Nasdaq Share, US$14.78 in cash; and

(ii)
for each ASE Test TDS, the NT$ equivalent of US$0.185 in cash (based on the prevailing exchange rate calculated based on the rate published by the Federal Reserve Bank of New York for spot purchases of NT$ as of 12:00 noon on the New York business day immediately preceding the books closure date (as defined below)).  The current US$:NT$ exchange rate stated in yesterday’s Wall Street Journal is US$1:NT$[•].  More up-to-date exchange rate information may be found online.

On October 31, 2007, ASE Inc. announced that it does not intend to revise the scheme consideration. Accordingly, pursuant to the provisions of Rule 20.2 of the Singapore Code on Take-overs and Mergers, referred to as the Singapore Code, ASE Inc. will not be permitted to increase the scheme consideration or amend the terms of its offer in connection with the scheme.

Upon the effectiveness of the scheme, ASE Test will become an indirect wholly-owned subsidiary of ASE Inc., and you will no longer have any interest in ASE Test’s future earnings or growth.  The ASE Test Nasdaq Shares and ASE Test TDSs will thereafter be delisted from The NASDAQ Global Market and the Taiwan Stock Exchange, respectively, and the registration of the ASE Test ordinary shares and ASE Test’s reporting obligations under the Exchange Act will be terminated upon application to the SEC.

The scheme will become effective when a copy of the order of the court sanctioning the scheme under Section 210 of the Companies Act, Chapter 50 of Singapore is duly lodged with the ACRA.

WHAT IS THE EXPECTED EFFECTIVE DATE OF THE SCHEME?

If the scheme is approved and adopted by the requisite majority of the unaffiliated ASE Test shareholders at the court meeting and all other conditions to the scheme are satisfied, it is anticipated that the scheme will become effective during the first quarter of 2008.  However, it is possible that factors outside of the control of either ASE Inc. or ASE Test could result in the scheme becoming effective at a later time or not becoming effective at all.  The unaffiliated ASE Test shareholders are ASE Test shareholders other than ASE Inc. and its affiliates.

WHAT IS THE BOOKS CLOSURE DATE?

The books closure date is the reference date for the purpose of determining which ASE Test shareholders will be entitled to receive the scheme consideration.  If and after the scheme is approved and adopted by the requisite majority of the unaffiliated ASE Test shareholders and the order of the court sanctioning the scheme is obtained, ASE Test will give notice of the books closure date to ASE Test shareholders.  The books closure date is tentatively scheduled for [•] at 5:00 p.m., Singapore time.  The unaffiliated ASE Test shareholders are ASE Test shareholders other than ASE Inc. and its affiliates.

WHEN DO I GET PAID?

As promptly as practicable after the effective date of the scheme, and in any event within 10 calendar days after the effective date of the scheme, ASE Inc. will deposit with the paying agent cash in an amount equal to the aggregate scheme consideration payable to holders of ASE Test ordinary shares (other than ASE Inc. and its subsidiaries) of record as of the books closure date as payment for all ASE Test ordinary shares held by such shareholders.  The paying agent will (i) send to each ASE Test shareholder a check payable to such ASE Test shareholder; or (ii) credit the designated bank account of each ASE Test shareholder with, an amount equal to the aggregate scheme consideration payable with respect to the ASE Test ordinary shares held by such shareholder, net of applicable withholding tax, if any, as payment for the transfer of such shares to ASE Inc. under the scheme.

The checks for the scheme consideration will be sent by first class mail to each such ASE Test shareholder's address in the Register of Members or, in the case of joint shareholders, to the address of the shareholder whose name appears first in the Register of Members of ASE Test, in each case, at the sole risk of such shareholder.

WHAT ARE THE TAX IMPLICATIONS?

The tax implications for each shareholder may be different, please consult with your own tax advisor.

DO WE EXPECT ASE INC. TO RAISE THE SCHEME CONSIDERATION?

ASE Inc. announced in a press release dated October 31, 2007 that it does not intend to revise the scheme consideration.  Accordingly, pursuant to the provisions of Rule 20.2 of the Singapore Code, ASE Inc. will not be permitted to increase the scheme consideration or amend the terms of its offer in connection with the scheme. Further, in the event the scheme fails due to insufficient votes required to obtain the requisite approval of ASE Test shareholders, pursuant to the provisions of Rule 33.1 of the Singapore Code, ASE Inc. will not be permitted to make a further or new offer for the shares of ASE Test for a period of 12 months from the date of the court meeting, unless the prior consent of the Singapore Securities Industry Council is obtained.

WHAT ARE THE REQUIRED VOTES FOR THE PASSING OF THE RESOLUTION APPROVING AND ADOPTING THE SCHEME?

The affirmative vote of a majority in number of the unaffiliated ASE Test shareholders present and voting, in person or by proxy, at the court meeting, representing not less than 75% in value of the ASE Test ordinary shares held by the unaffiliated ASE Test shareholders present and voting, in person or by proxy, at the court meeting, is required to approve and adopt the scheme.  The unaffiliated ASE Test shareholders are ASE Test shareholders other than ASE Inc. and its affiliates.

WHAT IS THE REQUIRED QUORUM?

The presence, in person or by proxy, at the court meeting of unaffiliated ASE Test shareholders holding one-third of the ASE Test ordinary shares held by all unaffiliated ASE Test shareholders of record as of [•] will constitute a quorum, which is necessary to hold the court meeting. The unaffiliated ASE Test shareholders are ASE Test shareholders other than ASE Inc. and its affiliates.

WHAT WILL HAPPEN TO THE ASE TEST NASDAQ SHARES OR TAIWAN DEPOSITARY SHARES IF THE SCHEME BECOMES EFFECTIVE?

Upon the effectiveness of the scheme, ASE Test will become an indirect wholly-owned subsidiary of ASE Inc., and you will no longer have any interest in ASE Test’s future earnings or growth.  The ASE Test Nasdaq Shares and ASE Test TDSs will thereafter be delisted from The NASDAQ Global Market and the Taiwan Stock Exchange, respectively, and the registration of the ASE Test ordinary shares and ASE Test’s reporting obligations under the Exchange Act will be terminated upon application to the SEC.

The scheme will become effective when a copy of the order of the court sanctioning the scheme under Section 210 of the Companies Act, Chapter 50 of Singapore is duly lodged with the ACRA.

WHAT DOES THE ASE TEST BOARD RECOMMEND?

The board of directors of ASE Test recommends that you vote FOR the approval and adoption of the scheme.Please refer to "Special Factors Regarding the Scheme - ASE Test's Reasons for the Scheme; Recommendation of ASE Test's Independent Directors" beginning on page 17 of the scheme document for details on the ASE Test board's recommendation in relation to the scheme.

WHAT IS THE SPECIAL COMMITTEE AND WHO ARE ITS MEMBERS?

Following the receipt of a proposal from ASE Inc. in respect of the scheme, the board of directors of ASE Test established a special committee comprised of two directors who are independent for purposes of the scheme, referred to as the independent directors, to, among other things, review, evaluate, negotiate and consider all matters which may arise in connection with the scheme.  The members of the special committee are Mr. Albert C.S. Yu and Mr. Guan Seng Sim.

WHY IS THERE A SEPARATE INDEPENDENT FINANCIAL ADVISOR ADVISING THE INDEPENDENT DIRECTORS AS TO THE SCHEME IN ADDITION TO THE FINANCIAL ADVISOR ADVISING THE SPECIAL COMMITTEE OF ASE TEST?

Following the establishment of the special committee, the special committee engaged Lehman Brothers to act as its financial advisor with respect to its evaluation of the scheme.  Lehman Brothers advised and assisted the special committee in the review, evaluation, negotiation and consideration of the scheme, provided the special committee with Lehman Brothers’ analysis of the financial terms of the proposed scheme, and, on September 4, 2007, rendered its oral and written opinion to the special committee as to the fairness from a financial point of view of the scheme consideration to be received by the unaffiliated ASE Test shareholders in the scheme.

In compliance with the Singapore Code, following the execution of the scheme implementation agreement, the independent directors engaged ANZ Singapore as the independent financial advisor to advise them on the scheme.  Under the Singapore Code, the primary role of the independent financial advisor is to render an opinion on the scheme consideration to the independent directors after the scheme consideration has been agreed upon between the parties.  On [•], 2007, ANZ Singapore rendered its written opinion to the independent directors that, based upon and having considered the information that has been made available to it and the factors set out in its opinion, as of the date of its opinion, the scheme consideration is fair from a financial point of view to ASE Test shareholders (other than ASE Inc. and its subsidiaries).

WHY DO THE ASE TEST INDEPENDENT DIRECTORS MAKE A RECOMMENDATION, IN ADDITION TO THE ASE TEST BOARD’S RECOMMENDATION?  WHAT DO THE INDEPENDENT DIRECTORS RECOMMEND?

Pursuant to the Singapore Code, the independent directors are required to make a recommendation to the ASE Test shareholders (other than ASE Inc. and its subsidiaries) in relation to the scheme. The independent directors recommend that you vote FOR the approval and adoption of the scheme.  Please refer to "Special Factors Regarding the Scheme - Recommendation of ASE Test's Independent Directors" beginning on page 36 of the scheme document for details on the independent directors' recommendation in relation to the scheme.

HOW DO I VOTE?

If you are a record holder of ASE Test ordinary shares, please complete, sign, date and return the proxy form enclosed in the scheme document as soon as possible, and no later than [•].  If you hold ASE Test Nasdaq Shares in “street name” through a broker, you may submit your voting instructions by mail, by telephone or by the Internet in accordance with the procedures provided by your broker.  You should follow the procedures provided by your broker regarding how to instruct your broker to vote your shares.

If you are a record holder of ASE Test TDSs or if you hold ASE Test TDSs in “street name” through a broker, you should follow the procedures provided by the depositary of ASE Test TDSs in order to submit your voting instructions.

WHO IS ENTITLED TO VOTE?

The court meeting was directed to be convened by the court for the purpose of approving and adopting the scheme and will be held on [•] at [•][a.m./p.m.], Singapore time, at [•].  At the court meeting, all ASE Test shareholders (other than ASE Inc. and its subsidiaries) of record as of [•] will be entitled to vote on the proposal to approve and adopt the scheme, except that those ASE Test shareholders who are concert parties of ASE Inc. or affiliates of ASE Inc. will abstain from voting.

WHAT HAPPENS IF I DO NOT VOTE? OR ABSTAIN?

Abstentions will not be counted as votes cast or shares voting on the proposal, but will count for the purpose of determining whether a quorum is present. Since abstentions are not treated as votes cast, they will have no effect on the vote for the proposal to approve and adopt the scheme.

I HOLD ASE TEST TAIWAN DEPOSITARY SHARES, HOW WILL MY SHARES BE VOTED?

If you are a record holder of ASE Test TDSs or if you hold ASE Test TDSs in “street name” through a broker, you should follow the procedures provided by the depositary of ASE Test TDSs in order to submit your voting instructions.

SHOULD I SUBMIT MY SHARE CERTIFICATES NOW?

No.  You will be notified of the procedures to surrender your share certificates and receive the scheme consideration after the scheme has become effective.

WHEN IS THE VOTING DEADLINE?

If you are a record holder of ASE Test ordinary shares, proxy forms must be received by [DATE]; if you hold ASE Test ordinary shares in “street names” through a broker or you are a holder of ASE Test TDSs, please follow the instructions received from your broker or the depositary of ASE TDSs, as applicable.

IF I SEND IN MY PROXY CAN I STILL ATTEND THE MEETING?

Completion and return of the proxy form will not preclude shareholders from attending and voting in person at the court meeting.  Attendance at the court meeting will not by itself revoke your proxy; you must vote in person at the court meeting in order to revoke or change your vote.

CAN I CHANGE MY VOTE?

If you are a record holder of ASE Test ordinary shares, you may revoke your proxy at any time before the vote is taken at the court meeting, by notifying ASE Test’s Secretary at 10 West Fifth Street, Nantze Export Processing Zone, Kaohsiung, Taiwan, Republic of China, by submitting a later-dated proxy, or by attending the court meeting and voting in person.  Attendance at the court meeting will not, by itself, revoke your proxy; you must vote in person at the court meeting in order to revoke or change your vote.

If you hold ASE Test Nasdaq Shares in “street name” through a broker and have instructed a broker to vote your shares, or if you hold your shares in the form of ASE Test TDSs, the above-described options for changing your vote do not apply; instead, you must follow the instructions received from your broker or the depositary of ASE Test TDSs, as applicable, to revoke or change your vote.

HOW ARE THE VOTES COUNTED?

At the court meeting, a representative of [•] will count the votes and act as an inspector of voting.

WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD OR VOTING INSTRUCTION CARD?

If your ASE Test Nasdaq Shares or ASE Test TDSs are registered differently or held in more than one account, you will receive more than one proxy card or voting instruction card.  Please complete and return all of the proxy cards and voting instruction cards.

AM I ENTITLED TO APPRAISAL RIGHTS?

No. Once the scheme is approved and adopted by the requisite majority of unaffiliated ASE Test shareholders and sanctioned by the court and becomes effective, it will be binding on all ASE Test shareholders.  Dissenting ASE Test shareholders may file an objection with the court against the granting of the court sanction, but no appraisal rights are available to dissenting shareholders in connection with a scheme of arrangement effected under Singapore law. The unaffiliated ASE Test shareholders are ASE Test shareholders other than ASE Inc. and its affiliates.